Exhibit 99

Accenture Reports Fourth-Quarter and Full-Year Fiscal 2012 Results,
With Record Annual Revenues, EPS, Operating Margin,
Free Cash Flow and New Bookings

— Fourth-quarter revenues increase 2% in U.S. dollars and 9% in local currency, to $6.8 billion; quarterly EPS are $0.88; free cash flow is $1.6 billion —

— For full year, revenues increase 9% in U.S. dollars and 11% in local currency, to $27.9 billion; EPS increase 13%, to $3.84; and free cash flow is $3.9 billion —

— New bookings are $9.2 billion for fourth quarter and $32.2 billion for full year —

— Company increases semi-annual cash dividend 20%, to $0.81 per share —

— For fiscal year 2013, Accenture expects net revenue growth of 5% to 8% in local currency and EPS of $4.22 to $4.30, an increase of 10% to 12% —

NEW YORK; Sept. 27, 2012 — Accenture (NYSE: ACN) reported financial results for the fourth quarter and full 2012 fiscal year, ended Aug. 31, 2012, with record annual revenues, earnings per share, operating margin, free cash flow and new bookings.

For the fourth quarter, revenues before reimbursements (“net revenues”) were $6.8 billion, an increase of 2 percent in U.S. dollars and 9 percent in local currency compared with the fourth quarter of fiscal 2011.  Diluted earnings per share were $0.88. Operating margin was 13.8 percent.  Operating cash flow was $1.7 billion and free cash flow was $1.6 billion. New bookings were $9.2 billion, the company’s highest quarterly bookings ever.

For the full fiscal year, net revenues were $27.9 billion, an increase of 9 percent in U.S. dollars and 11 percent in local currency compared with fiscal 2011. Diluted earnings per share were $3.84, an increase of 13 percent. Operating margin was 13.9 percent.  Operating cash flow was $4.3 billion and free cash flow was $3.9 billion, which exceeded the top end of the company’s guided range by nearly $400 million. New bookings were $32.2 billion, an annual record, and $1.2 billion above the top of the company’s guided range.

In addition, Accenture’s Board of Directors has declared a semi-annual cash dividend of $0.81 per share, an increase of 13.5 cents per share, or 20 percent, over its previous semi-annual dividend, declared in March.

Pierre Nanterme, Accenture’s chief executive officer, said, “We are very pleased with our financial results for fiscal 2012, which met or exceeded our business outlook for the year. Our revenue growth was strong and broad-based across the different dimensions of our business, and we increased EPS by 13 percent. Our balance sheet remains very strong, with a cash balance of $6.6 billion. We also achieved record new bookings of $9.2 billion for the fourth quarter, bringing us to $32.2 billion for the year, our highest ever.

“With our diverse portfolio of business, our industry and technology expertise, and the focused execution of our growth strategy, we are very well-positioned to continue gaining market share and delivering value to our clients and shareholders.”

Financial Review

Fourth Quarter Fiscal 2012

Net revenues for the fourth quarter of fiscal 2012 were $6.84 billion, compared with $6.69 billion for the fourth quarter of fiscal 2011, an increase of 2 percent in U.S. dollars and 9 percent in local currency and at the upper end of the company’s guided range of $6.6 billion to $6.85 billion. The foreign-exchange impact of negative 7 percent for the quarter was consistent with the assumption provided in the company’s third-quarter earnings release.

▪	Consulting net revenues were $3.74 billion, a decrease of 4 percent in U.S. dollars and an increase of 2 percent in local currency compared with the fourth quarter of fiscal 2011.

▪	Outsourcing net revenues were $3.1 billion, an increase of 10 percent in U.S. dollars and 18 percent in local currency compared with the fourth quarter of fiscal 2011.

Diluted EPS for the fourth quarter were $0.88, compared with $0.91 for the fourth quarter last year. The $0.03 decrease in EPS reflects:

▪	$0.03 from higher revenue and operating results, including the unfavorable impact of foreign exchange; and

▪	$0.03 from a lower share count;

more than offset by

▪	$0.08 from a higher effective tax rate; and

▪	$0.01 from lower non-operating income.

Gross margin (gross profit as a percentage of net revenues) for the fourth quarter was 32.9 percent, compared with 33.1 percent for the fourth quarter of fiscal 2011. Selling, general and administrative (SG&A) expenses for the fourth quarter were $1.31 billion, or approximately 19.2 percent of net revenues, compared with $1.29 billion, or approximately 19.4 percent of net revenues, for the fourth quarter of fiscal 2011.

Operating income for the fourth quarter of fiscal 2012 was $940 million, or 13.8 percent of net revenues, compared with $923 million, or 13.8 percent of net revenues, for the fourth quarter of fiscal 2011.

The company’s effective tax rate for the fourth quarter was 32.8 percent, compared with 27.0 percent for the fourth quarter of fiscal 2011. The higher rate in the fourth quarter of fiscal 2012 was primarily due to an increase in reserves and a change in the geographic mix of income.

Net income for the fourth quarter was $636 million, compared with $683 million for the same period of fiscal 2011, a decrease of 7 percent, due to the higher tax rate compared with the fourth quarter of fiscal 2011.

Operating cash flow for the fourth quarter was $1.71 billion, and property and equipment additions were $115 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $1.59 billion. For the same period of fiscal 2011, operating cash flow was $1.38 billion, property and equipment additions were $137 million, and free cash flow was $1.24 billion.

Days services outstanding, or DSOs, were 27 days at Aug. 31, 2012, compared with 30 days at Aug. 31, 2011.

Accenture’s total cash balance at Aug. 31, 2012 was $6.6 billion, compared with $5.7 billion at Aug. 31, 2011.

Utilization for the fourth quarter of fiscal 2012 was 87 percent, compared with 87 percent for the third quarter of fiscal 2012 and 85 percent for the fourth quarter of fiscal 2011. Attrition for the fourth quarter of fiscal 2012 was 12 percent, compared with 13 percent for the third quarter of fiscal 2012 and 14 percent for the fourth quarter of fiscal 2011.

New Bookings

New bookings for the fourth quarter were $9.2 billion and reflect a negative 9 percent foreign-currency impact compared with new bookings in the fourth quarter of fiscal 2011.

▪	Consulting new bookings were $4.3 billion, or 46 percent of total new bookings.

▪	Outsourcing new bookings were $4.9 billion, or 54 percent of total new bookings.

Net Revenues by Operating Group
Net revenues by operating group for the fourth quarter were as follows:

▪
Communications, Media & Technology: $1.38 billion, compared with $1.43 billion for the fourth quarter of fiscal 2011, a decrease of 3 percent in U.S. dollars and an increase of 4 percent in local currency.

▪	Financial Services: $1.48 billion, compared with $1.37 billion for the fourth quarter of fiscal 2011, an increase of 8 percent in U.S. dollars and 16 percent in local currency.

▪	Health & Public Service: $1.06 billion, compared with $994 million for the fourth quarter of fiscal 2011, an increase of 6 percent in U.S. dollars and 10 percent in local currency.

▪	Products: $1.61 billion, compared with $1.59 billion for the fourth quarter of fiscal 2011, an increase of 1 percent in U.S. dollars and 8 percent in local currency.

▪	Resources: $1.30 billion, compared with $1.30 billion for the fourth quarter of fiscal 2011, consistent in U.S. dollars and an increase of 7 percent in local currency.

Net Revenues by Geographic Region

Net revenues by geographic region for the fourth quarter were as follows:

▪	Americas: $3.2 billion, compared with $3.0 billion for the fourth quarter of fiscal 2011, an increase of 5 percent in U.S. dollars and 8 percent in local currency.

▪
Europe, Middle East and Africa (EMEA): $2.6 billion, compared with $2.7 billion for the fourth quarter of fiscal 2011, a decrease of 4 percent in U.S. dollars and an increase of 8 percent in local currency.

▪	Asia Pacific: $1.1 billion, compared with $957 million for the fourth quarter of fiscal 2011, an increase of 11 percent in U.S. dollars and 14 percent in local currency.

Full Year Fiscal 2012
Net revenues for the full 2012 fiscal year were $27.9 billion, compared with $25.5 billion for fiscal 2011, an increase of 9 percent in U.S. dollars and 11 percent in local currency. Net revenues for fiscal 2012 reflect a foreign-exchange impact of negative 2 percent compared with fiscal 2011.

▪	Consulting net revenues were $15.6 billion, an increase of 4 percent in U.S. dollars and 6 percent in local currency compared with fiscal 2011.

▪	Outsourcing net revenues were $12.3 billion, an increase of 16 percent in U.S. dollars and 19 percent in local currency compared with fiscal 2011.

Diluted EPS for the full 2012 fiscal year were $3.84, compared with $3.39 for fiscal 2011, an increase of 13 percent.  The $0.45 increase in EPS reflects:

▪	$0.40 from higher revenue and operating results, including the impact of foreign exchange; and

▪	$0.08 from a lower share count;

partially offset by

▪	$0.02 from a higher effective tax rate; and

▪	$0.01 from lower non-operating income.

Gross margin (gross profit as a percentage of net revenues) for fiscal 2012 was 32.3 percent, compared with 32.9 percent for fiscal 2011. Selling, general and administrative (SG&A) expenses for the full fiscal year were $5.11 billion, or 18.4 percent of net revenues, compared with $4.91 billion, or approximately 19.2 percent of net revenues, for fiscal 2011.

Operating income for the full fiscal year was $3.87 billion, or 13.9 percent of net revenues, compared with $3.47 billion, or 13.6 percent of net revenues, for fiscal 2011, an expansion of 30 basis points.

Accenture’s annual effective tax rate for fiscal 2012 was 27.6 percent, compared with 27.3 percent for fiscal 2011, in line with the company’s guided range of 27 percent to 28 percent.

Net income for the full fiscal year was $2.82 billion, compared with $2.55 billion for fiscal 2011, an increase of 11 percent.

For the full 2012 fiscal year, operating cash flow was $4.26 billion and property and equipment additions were $372 million. Free cash flow, defined as operating cash flow net of property and equipment additions, was $3.88 billion, exceeding the company’s previously guided range of $3.2 billion to $3.5 billion, principally due to record-low days services outstanding of 27 days as of Aug. 31, 2012. For the prior fiscal year, ended Aug. 31, 2011, operating cash flow was $3.44 billion, property and equipment additions were $404 million, and free cash flow was $3.04 billion.

Utilization for the full 2012 fiscal year was 87 percent, compared with 86 percent for fiscal 2011. Attrition for the full 2012 fiscal year was 12 percent, compared with 14 percent for fiscal 2011.

New Bookings
New bookings for the full fiscal year were $32.2 billion, an increase of 12 percent in U.S. dollars and 15 percent in local currency over fiscal 2011.

▪
Consulting new bookings were $16.6 billion, an increase of 8 percent in U.S. dollars and 10 percent in local currency over fiscal 2011. Consulting represented 52 percent of new bookings in fiscal 2012.

▪
Outsourcing new bookings were $15.6 billion, an increase of 16 percent in U.S. dollars and 20 percent in local currency compared with fiscal 2011. Outsourcing represented 48 percent of new bookings in fiscal 2012.

Net Revenues by Operating Group

All of Accenture’s operating groups grew revenues in both U.S. dollars and local currency in fiscal 2012 compared with fiscal 2011. Net revenues by operating group for the full fiscal year were as follows:

▪	Communications, Media & Technology: $5.9 billion, compared with $5.4 billion for fiscal 2011, an increase of 9 percent in U.S. dollars and 11 percent in local currency.

▪	Financial Services: $5.8 billion, compared with $5.4 billion for fiscal 2011, an increase of 9 percent in U.S. dollars and 11 percent in local currency.

▪	Health & Public Service: $4.3 billion, compared with $3.9 billion for fiscal 2011, an increase of 10 percent in U.S. dollars and 11 percent in local currency.

▪	Products: $6.6 billion, compared with $5.9 billion for fiscal 2011, an increase of 11 percent in U.S. dollars and 13 percent in local currency.

▪	Resources: $5.3 billion, compared with $4.9 billion for fiscal 2011, an increase of 8 percent in U.S. dollars and 10 percent in local currency.

Net Revenues by Geographic Region

All of Accenture’s geographic regions grew revenues in both U.S. dollars and local currency in fiscal 2012 compared with fiscal 2011. Net revenues by geographic region for the full fiscal year were as follows:

▪	Americas: $12.5 billion, compared with $11.3 billion for fiscal 2011, an increase of 11 percent in U.S. dollars and 13 percent in local currency.

▪	Europe, Middle East and Africa (EMEA): $11.3 billion, compared with $10.9 billion for fiscal 2011, an increase of 4 percent in U.S. dollars and 8 percent in local currency.

▪	Asia Pacific: $4.0 billion, compared with $3.4 billion for fiscal 2011, an increase of 20 percent in U.S. dollars and 18 percent in local currency.

Returning Cash to Shareholders

Accenture continues to return cash to shareholders through cash dividends and share repurchases. In fiscal 2012, the company returned more than $3 billion to shareholders, including $951 million in cash dividends and $2.1 billion in share repurchases.

Dividend

Accenture plc has declared a semi-annual cash dividend of $0.81 per share on Accenture plc Class A ordinary shares for shareholders of record at the close of business on Oct. 12, 2012, and Accenture SCA will declare a semi-annual cash dividend of $0.81 per share on Accenture SCA Class I common shares for shareholders of record at the close of business on Oct. 9, 2012. Both dividends are payable on Nov. 15, 2012. This represents an increase of 13.5 cents per share, or 20 percent, over the company’s previous semi-annual dividend, declared in March.

Share Repurchase Activity

During the fourth quarter of fiscal 2012, Accenture repurchased or redeemed 12.0 million shares, including 10.4 million shares repurchased in the open market, for a total of $696 million. During the full fiscal year 2012, Accenture repurchased or redeemed 36.6 million shares, including 30.1 million shares repurchased in the open market, for a total of $2.1 billion.

Accenture’s total remaining share repurchase authority at Aug. 31, 2012 was approximately $4.2 billion.

At Aug. 31, 2012, Accenture had approximately 689 million total shares outstanding, including 633 million Accenture plc Class A ordinary shares and minority holdings of 56 million shares (Accenture SCA Class I common shares and Accenture Canada Holdings Inc. exchangeable shares).

Business Outlook
First Quarter Fiscal 2013

Accenture expects net revenues for the first quarter of fiscal 2013 to be in the range of $7.1 billion to $7.35 billion, which assumes a foreign-exchange impact of negative 3 percent compared with the first quarter of fiscal 2012.

Fiscal Year 2013

Accenture’s business outlook for the full 2013 fiscal year assumes a foreign-exchange impact of negative 1 percent compared with fiscal 2012.

For fiscal 2013, the company expects net revenue growth to be in the range of 5 percent to 8 percent in local currency. The company expects diluted EPS to be in the range of $4.22 to $4.30.

Accenture expects operating margin for the full fiscal year to be in the range of 14.0 percent to 14.1 percent, an expansion of 10 to 20 basis points.

For fiscal 2013, the company expects operating cash flow to be in the range of $3.2 billion to $3.5 billion; property and equipment additions to be $420 million; and free cash flow to be in the range of $2.8 billion to $3.1 billion. The outlook for operating cash flow and free cash flow includes the impact of a discretionary cash contribution of $500 million that the company expects to make to its U.S. defined benefit pension plan in fiscal 2013.

The company expects its annual effective tax rate to be in the range of 26 percent to 27 percent.

Accenture is targeting new bookings for fiscal 2013 in the range of $31 billion to $34 billion.

Conference Call and Webcast Details

Accenture will host a conference call at 4:30 p.m. EDT today to discuss its fourth-quarter and full-year fiscal 2012 financial results. To participate, please dial +1 (800) 230-1059 [+1 (612) 234-9960 outside the United States, Puerto Rico and Canada] approximately 15 minutes before the scheduled start of the call. The conference call will also be accessible live on the Investor Relations section of the Accenture Web site at www.accenture.com.

A replay of the conference call will be available online at www.accenture.com beginning at 7:00 p.m. EDT today, Thursday, Sept. 27, and continuing until Wednesday, Dec. 19, 2012. A podcast of the conference call will be available online at www.accenture.com beginning approximately 24 hours after the call and continuing until Wednesday, Dec. 19. The replay will also be available via telephone by dialing +1 (800) 475-6701 [+1 (320) 365-3844 outside the United States, Puerto Rico and Canada] and entering access code 256202 from 7:00 p.m. EDT today, Thursday, Sept. 27, through Wednesday, Dec. 19.

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with 257,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments.  The company generated net revenues of US$27.9 billion for the fiscal year ended Aug. 31, 2012. Its home page is www.accenture.com.

Non-GAAP Financial Information

This news release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to Accenture’s financial statements as prepared under generally accepted accounting principles (GAAP) are included in this press release. Financial results “in local currency” are calculated by restating current-period activity into U.S. dollars using the comparable prior-year period’s foreign-currency exchange rates. Accenture’s management believes providing investors with this information gives additional insights into Accenture’s results of operations.  While Accenture’s management believes that the non-GAAP financial measures herein are useful in evaluating Accenture’s operations, this information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Forward-Looking Statements

Except for the historical information and discussions contained herein, statements in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied. These include, without limitation, risks that: the company’s results of operations could be adversely affected by volatile, negative or uncertain economic conditions and the effects of these conditions on the company’s clients’ businesses and levels of business activity; the company’s business depends on generating and maintaining ongoing, profitable client demand for the company’s services and solutions, and a significant reduction in such demand could materially affect the company’s results of operations; if the company is unable to keep its supply of skills and resources in balance with client demand around the world and attract and retain professionals with strong leadership skills, the company’s business, the utilization rate of the company’s professionals and the company’s results of operations may be materially adversely affected; the consulting and outsourcing markets are highly competitive, and the company might not be able to compete effectively; the company’s results of operations (including its net revenues and operating income) and the value of balance-sheet items originally denominated in other currencies could be materially adversely affected by unfavorable fluctuations in foreign currency exchange rates or changes to existing currencies; the company could have liability or the company’s reputation could be damaged if the company fails to protect client and company data or information systems as obligated by law or contract or if the company’s information systems are breached; the company’s Global Delivery Network is increasingly concentrated in India and the Philippines, which may expose it to operational risks; as a result of the company’s geographically diverse operations and its growth strategy to continue geographic expansion, the company is more susceptible to certain risks; the company’s results of operations could materially suffer if the company is not able to obtain sufficient pricing to enable it to meet its profitability expectations; if the company’s pricing estimates do not accurately anticipate the cost, risk and complexity of the company performing its work or third parties upon which it relies do not meet their commitments, then the company’s contracts could have delivery inefficiencies and be unprofitable; the company’s work with government clients exposes the company to additional risks inherent in the government contracting environment, including risks related to governmental budget and debt constraints; the company’s business could be materially adversely affected if it incurs legal liability in connection with providing its services and solutions; the company’s results of operations and ability to grow could be materially negatively affected if the company cannot adapt and expand its services and solutions in response to ongoing changes in technology and offerings by new entrants; outsourcing services subject the company to different operational risks than its consulting and systems integration services; the company’s services or solutions could infringe upon the intellectual property rights of others or the company might lose its ability to utilize the intellectual property of others; the company has only a limited ability to protect its intellectual property rights, which are important to the company’s success; the company’s ability to attract and retain business and employees may depend on its reputation in the marketplace; the company’s alliance relationships may not be successful or may change, which could adversely affect the company’s results of operations; the company might not successfully manage the operational and other risks associated with acquiring or integrating businesses or entering into joint ventures; the company’s profitability could suffer if its cost-management strategies are unsuccessful, and the company may not be able to improve its profitability through improvements to cost-management to the degree it has done in the past; many of the company’s contracts include performance payments that link some of its fees to the attainment of performance or business targets and/or require the company to meet specific service levels, which could increase the variability of the company’s revenues and impact its margins; changes in the company’s level of taxes, and audits, investigations and tax proceedings, or changes in the company’s treatment as an Irish company, could have a material adverse effect on the company’s results of operations and financial condition; if the company is unable to manage the organizational challenges associated with its size, the company might be unable to achieve its business objectives; if the company is unable to collect its receivables or unbilled services, the company’s results of operations, financial condition and cash flows could be adversely affected; the company’s share price and results of operations could fluctuate and be difficult to predict; the company’s results of operations and share price could be adversely affected if it is unable to maintain effective internal controls; the company may be subject to criticism and negative publicity related to its incorporation in Ireland; as well as the risks, uncertainties and other factors discussed under the “Risk Factors” heading in Accenture plc’s most recent annual report on Form 10-K and other documents filed with or furnished to the Securities and Exchange Commission. Statements in this news release speak only as of the date they were made, and Accenture undertakes no duty to update any forward-looking statements made in this news release or to conform such statements to actual results or changes in Accenture’s expectations.

###

Contact:

Roxanne Taylor
Accenture
+1 (917) 452-5106
roxanne.taylor@accenture.com

ACCENTURE PLC
CONSOLIDATED INCOME STATEMENTS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended August 31,				Year Ended August 31,
	2012	% of Net Revenues	2011	% of Net Revenues	2012	% of Net Revenues	2011	% of Net Revenues
REVENUES:
Revenues before reimbursements (“Net revenues”)	$6,835,893	100%	$6,687,650	100%	$27,862,330	100%	$25,507,036	100%
Reimbursements	452,366		486,423		1,915,655		1,845,878
Revenues	7,288,259		7,174,073		29,777,985		27,352,914
OPERATING EXPENSES:
Cost of services:
Cost of services before reimbursable expenses	4,587,003	67.1%	4,472,263	66.9%	18,874,629	67.7%	17,120,317	67.1%
Reimbursable expenses	452,366		486,423		1,915,655		1,845,878
Cost of services	5,039,369		4,958,686		20,790,284		18,966,195
Sales and marketing	839,187	12.3%	820,841	12.3%	3,303,478	11.9%	3,094,465	12.1%
General and administrative costs	468,920	6.9%	471,610	7.1%	1,810,984	6.5%	1,820,277	7.1%
Reorganization costs, net	433		407		1,691		1,520
Total operating expenses	6,347,909		6,251,544		25,906,437		23,882,457
OPERATING INCOME	940,350	13.8%	922,529	13.8%	3,871,548	13.9%	3,470,457	13.6%
Loss on investments, net	(889)		(145)		(858)		(1,086)
Interest income	11,488		11,936		42,550		41,083
Interest expense	(3,186)		(3,930)		(15,061)		(15,000)
Other (expense) income, net	(1,609)		5,008		5,995		16,568
INCOME BEFORE INCOME TAXES	946,154	13.8%	935,398	14.0%	3,904,174	14.0%	3,512,022	13.8%
Provision for income taxes	309,999		252,533		1,079,241		958,782
NET INCOME	636,155	9.3%	682,865	10.2%	2,824,933	10.1%	2,553,240	10.0%
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc.	(51,773)		(60,299)		(237,520)		(243,575)
Net income attributable to noncontrolling interests – other (1)	(6,100)		(10,633)		(33,903)		(31,988)
NET INCOME ATTRIBUTABLE TO ACCENTURE PLC	$578,282	8.5%	$611,933	9.2%	$2,553,510	9.2%	$2,277,677	8.9%
CALCULATION OF EARNINGS PER SHARE:
Net income attributable to Accenture plc	$578,282		$611,933		$2,553,510		$2,277,677
Net income attributable to noncontrolling interests in Accenture SCA and Accenture Canada Holdings Inc. (2)	51,773		60,299		237,520		243,575
Net income for diluted earnings per share calculation	$630,055		$672,232		$2,791,030		$2,521,252
EARNINGS PER SHARE:
-Basic	$0.91		$0.95		$3.97		$3.53
-Diluted (3)	$0.88		$0.91		$3.84		$3.39
WEIGHTED AVERAGE SHARES:
-Basic	636,064,228		647,428,247		643,132,601		645,631,170
-Diluted (3)	717,827,179		739,050,449		726,416,452		742,823,519
Cash dividends per share	$—		$—		$1.35		$0.90

_______________

(1)	Comprised primarily of noncontrolling interest attributable to the noncontrolling shareholders of Avanade, Inc.

(2)
Diluted earnings per share assumes the redemption of all Accenture SCA Class I common shares owned by holders of noncontrolling interests and the exchange of all Accenture Canada Holdings Inc. exchangeable shares for Accenture plc Class A ordinary shares on a one-for-one basis.

(3)
Diluted weighted average Accenture plc Class A ordinary shares and earnings per share amounts in fiscal 2011 have been restated to reflect additional restricted share units issued to holders of restricted share units in connection with the fiscal 2012 payment of cash dividends. This restatement resulted in a one cent decrease in diluted earnings per share from $3.40 to $3.39 for the year ended August 31, 2011.

ACCENTURE PLC
SUMMARY OF REVENUES
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended August 31,		Percent Increase (Decrease) U.S. dollars	Percent Increase Local Currency
	2012	2011
OPERATING GROUPS
Communications, Media & Technology (1)	$1,384,757	$1,431,911	(3%)	4%
Financial Services	1,479,845	1,372,310	8	16
Health & Public Service	1,057,097	993,657	6	10
Products	1,607,002	1,586,462	1	8
Resources	1,303,087	1,298,799	—	7
Other	4,105	4,511	n/m	n/m
TOTAL Net Revenues	6,835,893	6,687,650	2%	9%
Reimbursements	452,366	486,423	(7)
TOTAL REVENUES	$7,288,259	$7,174,073	2%
GEOGRAPHY
Americas	$3,193,198	$3,041,001	5%	8%
EMEA	2,582,960	2,689,793	(4)	8
Asia Pacific	1,059,735	956,856	11	14
TOTAL Net Revenues	$6,835,893	$6,687,650	2%	9%
TYPE OF WORK
Consulting	$3,738,245	$3,881,006	(4%)	2%
Outsourcing	3,097,648	2,806,644	10	18
TOTAL Net Revenues	$6,835,893	$6,687,650	2%	9%

	Year Ended August 31,		Percent Increase U.S. dollars	Percent Increase Local Currency
	2,012	2,011
OPERATING GROUPS
Communications, Media & Technology (1)	$5,906,724	$5,434,024	9%	11%
Financial Services	5,842,776	5,380,674	9	11
Health & Public Service	4,255,631	3,861,146	10	11
Products	6,562,974	5,931,333	11	13
Resources	5,275,001	4,882,248	8	10
Other	19,224	17,611	n/m	n/m
TOTAL Net Revenues	27,862,330	25,507,036	9%	11%
Reimbursements	1,915,655	1,845,878	4
TOTAL REVENUES	$29,777,985	$27,352,914	9%
GEOGRAPHY
Americas	$12,522,673	$11,270,668	11%	13%
EMEA	11,296,207	10,853,684	4	8
Asia Pacific	4,043,450	3,382,684	20	18
TOTAL Net Revenues	$27,862,330	$25,507,036	9%	11%
TYPE OF WORK
Consulting	$15,562,321	$14,924,187	4%	6%
Outsourcing	12,300,009	10,582,849	16	19
TOTAL Net Revenues	$27,862,330	$25,507,036	9%	11%
_______________
n/m = not meaningful

(1)
On September 1, 2011, the Company renamed the Communications & High Tech operating group to Communications, Media & Technology. No amounts have been reclassified in any period in connection with this name change.

ACCENTURE PLC
OPERATING INCOME BY OPERATING GROUP (OG)
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended August 31,
	2012		2011
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology (1)	$180,930	13%	$188,444	13%	$(7,514)
Financial Services	235,613	16	187,312	14	48,301
Health & Public Service	48,032	5	100,715	10	(52,683)
Products	219,270	14	206,169	13	13,101
Resources	256,505	20	239,889	18	16,616
Total	$940,350	13.8%	$922,529	13.8%	$17,821

	Year Ended August 31,
	2012		2011
OPERATING GROUPS	Operating Income	Operating Margin	Operating Income	Operating Margin	Increase (Decrease)
Communications, Media & Technology (1)	$845,411	14%	$727,761	13%	$117,650
Financial Services	809,633	14	898,287	17	(88,654)
Health & Public Service	376,125	9	318,430	8	57,695
Products	863,860	13	679,716	11	184,144
Resources	976,519	19	846,263	17	130,256
Total	$3,871,548	13.9%	$3,470,457	13.6%	$401,091
_______________

(1)
On September 1, 2011, the Company renamed the Communications & High Tech operating group to Communications, Media & Technology. No amounts have been reclassified in any period in connection with this name change.

ACCENTURE PLC
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	August 31, 2012	August 31, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,640,526	$5,701,078
Short-term investments	2,261	4,929
Receivables from clients, net	3,080,877	3,236,059
Unbilled services, net	1,399,834	1,385,733
Other current assets	1,464,433	1,143,384
Total current assets	12,587,931	11,471,183
NON-CURRENT ASSETS:
Unbilled services, net	12,151	49,192
Investments	28,180	40,365
Property and equipment, net	779,494	785,231
Other non-current assets	3,257,659	3,385,539
Total non-current assets	4,077,484	4,260,327
TOTAL ASSETS	$16,665,415	$15,731,510
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt and bank borrowings	$11	$4,419
Accounts payable	903,847	949,250
Deferred revenues	2,275,052	2,219,270
Accrued payroll and related benefits	3,428,838	3,259,252
Other accrued liabilities	1,501,457	1,474,398
Total current liabilities	8,109,205	7,906,589
NON-CURRENT LIABILITIES:
Long-term debt	22	—
Other non-current liabilities	3,931,760	3,474,049
Total non-current liabilities	3,931,782	3,474,049
TOTAL ACCENTURE PLC SHAREHOLDERS’ EQUITY	4,145,833	3,878,951
NONCONTROLLING INTERESTS	478,595	471,921
TOTAL SHAREHOLDERS’ EQUITY	4,624,428	4,350,872
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$16,665,415	$15,731,510

ACCENTURE PLC
CONSOLIDATED CASH FLOWS STATEMENTS
(In thousands of U.S. dollars)
(Unaudited)

	Three Months Ended August 31,		Year Ended August 31,
	2012	2011	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$636,155	$682,865	$2,824,933	$2,553,240
Depreciation, amortization and asset impairments	178,909	141,340	593,545	513,256
Share-based compensation expense	125,697	106,419	538,086	450,137
Change in assets and liabilities/other, net	767,430	450,652	300,288	(74,894)
Net cash provided by operating activities	1,708,191	1,381,276	4,256,852	3,441,739
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(115,258)	(136,975)	(371,974)	(403,714)
Purchases of businesses and investments, net of cash acquired	(699)	(187,525)	(174,383)	(306,187)
Other investing, net	3,342	3,370	10,972	6,514
Net cash used in investing activities	(112,615)	(321,130)	(535,385)	(703,387)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of ordinary shares	56,722	89,003	454,387	557,366
Purchases of shares	(695,741)	(730,804)	(2,098,841)	(2,171,877)
Cash dividends paid	—	—	(950,857)	(643,642)
Other financing, net	(3,965)	27,266	36,456	136,649
Net cash used in financing activities	(642,984)	(614,535)	(2,558,855)	(2,121,504)
Effect of exchange rate changes on cash and cash equivalents	59,275	(1,217)	(223,164)	245,938
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,011,867	444,394	939,448	862,786
CASH AND CASH EQUIVALENTS, beginning of period	5,628,659	5,256,684	5,701,078	4,838,292
CASH AND CASH EQUIVALENTS, end of period	$6,640,526	$5,701,078	$6,640,526	$5,701,078